                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            BANNER AEROSPACE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             BANNER AEROSPACE, INC.
                             300 WEST SERVICE ROAD
                                 P.O. BOX 20260
                              WASHINGTON, DC 20041

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 13, 1996

                            ------------------------

To the Stockholders of Banner Aerospace, Inc.:

     The Annual Meeting of Stockholders of Banner Aerospace, Inc., a Delaware corporation (the "Company"), will be held at the Hilton Hotel, 13869 Park Center Road, Herndon, Virginia 22071 on Friday, September 13, 1996, at 10:00 a.m., for the following purposes:

        1. To elect eleven directors of the Company for the ensuing year;

        2. To amend the 1990 Non-Qualified and Incentive Stock Option Plan;

        3. To approve the grant of options to non-employee directors;

        4. To approve the 1996 Non-Employee Director Stock Option Plan;

        5. To approve the Board of Directors' selection of independent auditors of the Company; and

        6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record as of the close of business on July 22, 1996, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Eugene W. Juris
                                          Secretary

July 26, 1996

     KINDLY DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE.

                             BANNER AEROSPACE, INC.
                             300 WEST SERVICE ROAD
                                 P.O. BOX 20260
                              WASHINGTON, DC 20041

                                 JULY 26, 1996

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Banner Aerospace, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Friday, September 13, 1996 and at any adjournments or postponements thereof, at the Hilton Hotel, 13869 Park Center Road, Herndon, Virginia 22071. Only holders of record of the Company's common stock, $1.00 par value ("Common Stock"), at the close of business on July 22, 1996 will be entitled to vote at the Annual Meeting. On July 22, 1996, there were 23,409,610 shares of Common Stock outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each matter scheduled to come before the Annual Meeting.

     This Proxy Statement and enclosed proxy form are first being mailed to the Company's shareholders on or about July 26, 1996.

     Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees named below under the caption "Election of Directors -- Information as to Nominees," and "FOR" each of the other proposals set forth in the Notice of Annual Meeting and this Proxy Statement.

     The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     In the election of directors, holders of Common Stock are entitled to elect eleven directors with the eleven candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect.

     The proposals in this Proxy Statement (other than the election of directors) require the affirmative vote of a majority of shares of Common Stock in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions from voting in such proposals have the effect of a negative vote. Broker non-votes are not deemed entitled to vote and have no effect for purposes of determining whether a proposal has been approved. However, under New York Stock Exchange rules, all votes cast either for or against such proposals must (in the aggregate) represent at least 50% of the outstanding shares of Common Stock. Abstentions and broker non-votes make it more difficult to meet this New York Stock Exchange requirement.

     The Board does not know of any matter, other than those specified herein, which will be presented for action at the Annual Meeting. In the event that any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment on such matters.

     Any proxy may be revoked at any time prior to its exercise by notifying the Company's Secretary in writing at the above address, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                        ITEM 1 -- ELECTION OF DIRECTORS

     Eleven directors are to be elected for the ensuing year to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

INFORMATION AS TO NOMINEES

     Set forth below is information about each nominee for election as a director, based on information supplied by him, including his name, age and principal occupations during the past five years, and certain directorships held by him.

     MICHAEL T. ALCOX, 48, has served as a Director of the Company since 1990. He served as Vice President of the Company from March 1990 through May 1990. Since 1987, he has served as Senior Vice President and the Chief Financial Officer of The Fairchild Corporation ("Fairchild"), a worldwide aerospace fasteners manufacturer and semiconductor process equipment company. Fairchild is a substantial Company shareholder. Mr. Alcox is a director of Fairchild and RHI Holdings, Inc. (2)

     FREDERICK W. BRADLEY, JR., 69, has served as a Director of the Company since 1995. He has served as advisor to the aerospace group of Long-Term Credit Bank of Japan, Ltd. since 1992. In addition, Mr. Bradley is President of the International Airline Training Fund of the United States, a fund set up by the International Air Transport Association to provide professional training for airline personnel. Prior thereto, Mr. Bradley was a senior vice president of Citibank/Citicorp's Global Airline and Aerospace business. Mr. Bradley joined Citibank/Citicorp in 1958 and was with them until he retired in 1992. Mr. Bradley is the Chairman of the Board of Aircraft Lease Portfolio Securitization 92-1 Ltd. and Aircraft Lease Portfolio Securitization 94-1 Ltd., which are special purpose entities that own aircraft and lease them to commercial airlines. Mr. Bradley is also a director of America West Airlines, Inc., Shuttle, Inc., dba USAir Shuttle, First Citicorp Life Insurance Company and the Institute of Air Transport, Paris, France. (2)

     STEVEN L. GERARD, 51, has served as a Director of the Company since 1992. Mr. Gerard has served as the Chairman and the Chief Executive Officer of Triangle Wire and Cable, Inc., a manufacturer of insulated wire and cable, since September 1992. Mr. Gerard previously served as the Chief Executive Officer and a director of Mountleigh Group, plc, a London-based company engaged in property management, from April 1992 until July 1992. Mr. Gerard was hired in connection with a restructuring of Mountleigh. In connection with the restructuring, Mountleigh was placed in U.K. receivership on May 23, 1992. From July 1990 to April 1992, Mr. Gerard served as a Senior Managing Director of Citibank, N.A. ("Citibank") and was responsible for credit, portfolio and risk management for Citibank's corporate and investment banking activities in the United States, Japan, Europe and Australia. Mr. Gerard is also a director of Deeptech International, Inc., Shuttle, Inc. dba USAir Shuttle and U.S. Home Corp. (2) (3)
(4)

     CHARLES M. HAAR, 75, has served as a Director of the Company since 1992. He has been a professor of law at Harvard University since 1956. He has served as a consultant to Skadden, Arps, Slate, Meagher & Flom for more than the past five years. Professor Haar is a director of American Health Properties. (3) (4) (5)

     PHILIPPE HERCOT, 30, has served as a Director of the Company since 1995. He has served as an associate for Donaldson, Lufkin & Jenrette (an investment banking firm) since August 1993. Prior thereto, he received his M.B.A. in June 1993 from Harvard Business School. During his schooling, Mr. Hercot was a consultant for McKinsey & Co. (a consulting firm) in

Paris, France. From March 1991 to August 1991, he served as a consultant for Matra Communications (the Communications Division of Matra, an industrial company) in Paris, France. Mr. Hercot is the son-in-law of Mr. Jeffrey J. Steiner.

     SAMUEL J. KRASNEY, 71, has served as a Director of the Company since 1990. Mr. Krasney served as Chairman of the Board, Chief Executive Officer and President of the Company from June 1990 to September 1993. Mr. Krasney has served as the managing partner of ABBA Capital Enterprises (investments) since October 1985. Mr. Krasney is a director of Fairchild, FabriCenters of America, Inc. and Waxman Industries, Inc.

     WARREN D. PERSAVICH, 43, has served as Senior Vice President and Chief Financial Officer of the Company since June 1990 and a Director since March 1990. From March 1990 to June 1990, he served as Vice President of the Company.
(1)

     DR. ERIC I. STEINER, 34, has served as a Director of the Company since 1992. He has served as Senior Vice President -- Operations of Fairchild since May 1992 and President of Fairchild Fasteners, a division of a Fairchild subsidiary, since February 1995. Prior thereto, he served as President of Camloc/RAM Products Division, a division of Fairchild Fasteners, from September 1993 to February 1995. He served as Vice President, Business Planning of Fairchild from March 1991 to May 1992. Dr. Steiner is a director of Fairchild. Dr. Eric I. Steiner is the son of Mr. Jeffrey J. Steiner. (1)

     JEFFREY J. STEINER, 59, has served as Chairman of the Board, Chief Executive Officer and President of the Company since September 1993. He served as Vice Chairman of the Board of the Company from August 1990 to September 1993. He has served as Chairman of the Board, Chief Executive Officer and President of Fairchild for more than the past five years. Mr. Steiner is, and for the past five years has served as, the President of Cedco Holdings, Ltd., a Bermuda Corporation (an investment company). He is a director of The Franklin Corporation, RHI Holdings, Inc., The Copley Fund and Shared Technologies Fairchild, Inc. Mr. Jeffrey J. Steiner is the father of Dr. Eric I. Steiner and the father-in-law of Philippe Hercot. (1)

     LEONARD TOBOROFF, 63, has served as a Director of the Company since 1992. He has served as Executive Vice President and a director of Riddell Sports, Inc., a manufacturer and licenser of sports equipment, since April 1988. He has also served as a Vice President and the Vice Chairman of the Board of Allis-Chalmers Corporation, a holding company, since May 1988. For more than the past five years, Mr. Toboroff has been a private investor. Mr. Toboroff is a director of Amerscribe, Inc., Advanced NMR Corporation, Wavemat, Inc. and Saratoga Mineral Water, Inc. (3) (4) (5)

     JOHN C. WERTZ, 57, has served as Senior Vice President and Chief Operating Officer of the Company since August 1993 and a Director since 1993. Prior thereto, he was employed by the Hamilton Standard Division (manufacturer of aerospace equipment) of United Technologies Corporation as Vice President of Commercial Aftermarket Business from October 1990 to July 1993; as Vice President of Manufacturing Planning and Support from March 1990 to October 1990; and as Vice President-Operations from February 1988 to March 1990. (1)
- ------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation and Stock Option Committee.
(4) Member of the Nominating Committee.
(5) Member of the Ethics Committee.

                BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

     The Board held seven meetings during fiscal 1996. Except for Mr. Krasney, who attended 71% of all meetings, no incumbent director attended less than 75% of the total number of meetings of the Board during his term and all meetings of each committee of the Board on which he served.

     The Board has (1) an Executive Committee which has the authority to exercise all the power of the Board when the latter is not in session; (2) an Audit Committee whose primary functions are to assist the Board with respect to internal control, accounting and reporting practices of the Company and to maintain communication with the independent auditors of the Company; (3) a Compensation and Stock Option Committee whose functions are to review and approve the compensation and benefits of the corporate officers, to review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees of the Company, to review and recommend for the approval of the full Board the compensation of directors, to administer the Company's Stock Option Plan and to award employee stock options;
(4) a Nominating Committee whose primary functions are to review possible candidates for members of the Board of Directors and recommend a slate of nominees for election as directors at the Company's Annual Meeting of Stockholders; and (5) an Ethics Committee whose primary function is to oversee and review the ethical standards of the Company. During fiscal 1996, the Compensation and Stock Option Committee held four meetings and the Audit Committee held two meetings. The Executive, Nominating and Ethics Committees did not hold a meeting during the fiscal year.

     In addition, in March 1995, the Board appointed a special committee (the "Special Harco Committee") which was comprised of three Directors of the Company who were neither officers nor employees of the Company nor otherwise affiliated with Fairchild. The purpose of the Special Harco Committee was to evaluate the acquisition of Harco, Inc. ("Harco") from Fairchild. The Special Harco Committee met several times with its financial and legal advisors to analyze the suitability and value of the Harco acquisition. In January 1996, a tentative agreement was reached between the Chairman of the Special Harco Committee and Mr. Steiner on behalf of Fairchild. The agreement was approved by the Special Harco Committee, the Board of Directors and shareholders.

     The Nominating Committee will consider written recommendations for nominees for next year's annual meeting submitted prior to March 28, 1997 by stockholders to the Secretary of the Company. Biographical information and the written consent of the potential nominee must accompany the recommendation.

                      INFORMATION AS TO EXECUTIVE OFFICERS

     Set forth below is certain information about each executive officer of the Company who is not a director of the Company or a nominee, based on information supplied by him, including his name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board to serve until the next annual meeting of the Board and until their successors are elected and qualified.

     EUGENE W. JURIS, 38, has served as Vice President -- Finance and Secretary of the Company since September 1993. Prior thereto, he served as the Treasurer of the Company from June 1990 to September 1993, Vice President of the Company from March 1990 to September 1993 and the Controller of the Company from June 1990 to December 1990.

     No director or officer failed to file timely any Form 3, 4 or 5 required to be filed by him or her during fiscal 1996.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the aggregate cash and non-cash compensation paid or accrued for each of the last three fiscal years, to the chief executive officer and each of the other executive officers whose salary and bonus exceeded $100,000 for fiscal 1996.

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                    ANNUAL COMPENSATION                    -----------------------------
                                    ---------------------------------------------------    SECURITIES
            NAME AND                FISCAL                               OTHER ANNUAL      UNDERLYING       ALL OTHER
       PRINCIPAL POSITION            YEAR      SALARY       BONUS(1)    COMPENSATION(2)     OPTIONS      COMPENSATION(3)
- ---------------------------------   ------    --------      --------    ---------------    ----------    ---------------
Jeffrey J. Steiner,                  1996     $262,500      $157,500        $--              150,000         $--
  Chairman, President and            1995      250,000        75,000        --                75,000         --
    Chief Executive Officer          1994      250,000       150,000        --                --             --
John C. Wertz,                       1996      162,750        81,375        --                35,000           5,841
  Senior Vice President and          1995      155,000        38,750          2,387           25,000           3,750
    Chief Operating Officer          1994      103,000(4)     58,126         39,621           30,000           1,938
Warren D. Persavich,                 1996      162,750        81,375        --                46,000           5,841
  Senior Vice President and          1995      155,000        38,750         (1,623)          25,000           3,750
    Chief Financial Officer          1994      140,417        77,500         27,959           30,000           4,358
Eugene W. Juris,                     1996      120,750        60,375          1,398           24,000           4,032
  Vice President -- Finance          1995      115,000        28,750         13,440           20,000           3,450
    and Secretary                    1994      100,416        57,500         37,027           22,500           3,159

- ------------

(1) Bonuses are shown for the year earned, but are paid in the following year.
(2) Tax gross-up payments related to reimbursement of relocation costs and temporary living expenses.
(3) Company 401(k) matching contributions.
(4) Mr. Wertz became an employee of the Company on August 1, 1993.

OPTIONS GRANTED IN FISCAL YEAR 1996

     The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each named executive officer.

                                              % OF TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO      EXERCISE                    GRANT DATE
                               OPTIONS       EMPLOYEES IN      PRICE       EXPIRATION      PRESENT
           NAME               GRANTED(1)     FISCAL 1996       ($/SH)         DATE         VALUE(2)
- --------------------------    ----------     ------------     --------     ----------     ----------
Jeffrey J. Steiner              150,000          54.5%         $4.875        9/15/00       $358,800
John C. Wertz                    35,000          12.7%          4.875        9/15/00         83,720
Warren D. Persavich              46,000          16.7%          4.875        9/15/00        110,032
Eugene W. Juris                  24,000           8.7%          4.875        9/15/00         57,408

- ------------

(1) Options granted vest ratably over three years.
(2) Value of Options using the Black-Scholes model.

OPTION YEAR END VALUES

     The following table sets forth information concerning the fiscal year end value of unexercised stock options of each of the named executive officers.

                                      NUMBER OF SECURITIES
                                     UNDERLYING UNEXERCISED               VALUE OF IN-THE-MONEY
                                       OPTIONS AT 3/31/96            UNEXERCISED OPTIONS AT 3/31/96
                                  -----------------------------     ---------------------------------
              NAME                EXERCISABLE     UNEXERCISABLE     EXERCISABLE         UNEXERCISABLE
- --------------------------------  -----------     -------------     -----------         -------------
Jeffrey J. Steiner                   25,000          200,000          $18,750             $ 187,500
John C. Wertz                        28,333           61,667           18,750                53,750
Warren D. Persavich                  28,333           72,667           18,750                64,750
Eugene W. Juris                      21,667           44,833           14,375                38,688

     No options were exercised by the executive officers during fiscal 1996.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Jeffrey J. Steiner has a three year employment agreement with the Company which became effective September 9, 1992; however, each year the remainder of the term of Mr. Steiner's employment is extended for an additional one year period unless either party gives timely notice of its or his intention not to extend further the term of the employment agreement. The employment agreement provides for a base salary of not less than $250,000 per annum and also provides for participation in the Company's Bonus Plan, retirement plan, and other executive benefits. If Mr. Steiner dies during the term or any extended term of the agreement, his legal representatives will receive monthly or semi-monthly installments of his base salary up to and including the first anniversary of the last day of the month in which Mr. Steiner's death occurs. In addition, his legal representatives will receive benefits to which Mr. Steiner would have been entitled, through the end of the fiscal year in which his death occurs, under any additional compensation plan. For any fiscal year during which the agreement is terminated due to Mr. Steiner's disability for more than nine consecutive months, or shorter periods aggregating nine months during any twelve month period, he will receive fifty percent of his base salary for two years, plus all benefits to which he would have been entitled for the fiscal year during which termination of his employment has occurred. The agreement also has certain change in control provisions. Upon the occurrence of a change in control or trigger event, Mr. Steiner is entitled to a cash payment equal to 2.99 times the total of his then base salary plus bonus in the immediately preceding fiscal year, less the portion of payments, under stock options vested solely due to a change in control or trigger event, which is considered a parachute payment under Section 280G of the Internal Revenue Code of 1986 ("Code"). A change in control occurs if an event requires a response to Item 5(f) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 as in effect January 1, 1986. There is a trigger event (i) if any person other than Jeffrey J. Steiner or an affiliate of Jeffrey J. Steiner is or becomes the beneficial owner of securities of the Company representing 20% of the then outstanding voting power for the election of directors ("Voting Power"); (ii) if during a period of two consecutive fiscal years individuals who at the beginning of such period constitute the Board of Directors cease to be a majority of the Board unless the election or nomination of each director was approved by a two-thirds vote of the directors then still in office who were directors at the beginning of the period; (iii) if the Company shall become a subsidiary of another corporation or shall be reorganized, merged or consolidated into another corporation (unless it is a reorganization under Section 368((a)(1)(f) of the Code) unless, in each case, the holders of more than 80% of the Voting Power will retain similar voting power of such other corporation's voting securities; (iv) if substantially all the assets of the Company are sold to another company; (v) if the Company is liquidated; or (vi) if the Company issues Common Stock representing a majority of the Voting Power of the Company.

     Mr. Wertz has a letter agreement which provided for an initial term of employment ending March 31, 1995; however, each year the term of Mr. Wertz's employment is extended for an additional one year period unless either party gives timely notice of its or his intention not to extend further the term of the employment agreement. The agreement provides for a base salary of $155,000 per annum, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. If at any time during the term of employment, the agreement shall be terminated by the Company for any reason other than with cause, Mr. Wertz or his estate will receive a continuation of his base salary, at its then current rate, through a period of six months from the effective date of termination.

     Mr. Persavich has an employment agreement which was amended on September 1, 1993 to provide for a salary of $155,000 per annum, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. The amended agreement will initially run for three years. Commencing on the first anniversary of the amended agreement, the term will be extended each day by one day so that the remaining term is always two years, until terminated by either party. Termination without cause by the Company will result in a two year severance payment to Mr. Persavich, plus bonuses and certain other fringe benefits.

     Mr. Juris has an employment agreement which was amended on September 1, 1993 to provide for a salary of $115,000 per annum, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. The amended agreement will initially run for three years. Commencing on the first anniversary of the amended agreement, the term will be extended each day by one day so that the remaining term is always two years, until terminated by either party. Termination without cause by the Company will result in a two year severance payment to Mr. Juris, plus bonuses and certain other fringe benefits.

RETIREMENT BENEFITS

     The Company has a Supplemental Executive Retirement Plan for certain key executives which provides a retirement benefit based on final average earnings and years of service. Benefits which may be payable under this plan are not included in the Summary Compensation Table. This plan provides a maximum retirement benefit equal to the difference between sixty percent of the participant's average base salary for the last five years of employment and the participant's primary Social Security benefit. This plan is unfunded, unqualified and is not subject to the Employee Retirement Income Security Act of 1974, as amended. The plan was adopted in September 1994 to provide for lump sum pre-retirement advances on an actuarially reduced basis at the election of participants age sixty-five or over, contingent upon approval of the Compensation and Stock Option Committee. All persons named in the Summary Compensation Table are eligible for participation in this plan.

DIRECTORS COMPENSATION

     Outside directors are currently paid an annual retainer of $12,000, payable in cash in equal quarterly payments of $3,000. In addition, each outside director receives $1,000 for each Board meeting attended. If a committee meeting is attended on a day other than a Board meeting, each outside director receives $500. Travel expenses are reimbursed for all meetings.

     Pursuant to the 1996 Non-Employee Director Stock Option Plan (subject to approval at the Annual Meeting), outside directors receive initial options for 5,000 shares of Common Stock and, on a going forward basis, options for 1,000 shares of Common Stock for each additional year of service.

     Subject to approval at the Annual Meeting, on September 15, 1995 the Board granted options for 10,000 shares of Common Stock to each of Frederick W. Bradley, Jr. and Philippe Hercot, newly elected Directors.

     In fiscal 1996, Messrs. Gerard, Haar and Toboroff served as members of a Special Harco Committee of the Board to review and approve the Harco Transaction (described below under "Certain Transactions"). For such services, the Company paid such individuals as follows: Gerard (Chairman of the Special Committee), $45,000; Haar, $15,000; Toboroff, $15,000.

     During fiscal year 1996, total outside directors fees were $169,500 in the aggregate. If the 1996 Non-Employee Director Stock Option Plan is approved at the Annual Meeting, outside directors will receive as of such date options for 40,000 shares of Common Stock in the aggregate.

     Management directors receive no fees for their services as directors.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors ("Committee") has furnished this report on executive compensation. The Committee is comprised of the individuals listed below, all of whom are outside directors. The Committee has responsibility for the compensation matters relating to Company officers. The Committee makes recommendations for executive compensation and submits the recommendations to the Board for approval. No member of the Committee has served as an officer of the Company or is eligible to participate in any of the compensation plans or programs it administers.

COMPENSATION PHILOSOPHY

     Since its initial public offering ("IPO") in August 1990, the Company's compensation philosophy has been i) to provide a base compensation sufficient to attract and retain key executives; ii) to provide an annual incentive program related to specific performance goals designed to motivate key executives to enhance stockholder value and to encourage the retention of a sound management team; and iii) to provide a longer term incentive program where, through the grant of stock options, rewards are related to the market performance of the Company's Common Stock. The Committee believes its approach to compensation should be consistent over time and be fair to the Company, its officers and stockholders.

EMPLOYMENT AGREEMENT -- CEO

     Mr. Steiner has had an employment agreement with the Company since September 1992. He became the Chief Executive Officer ("CEO") of the Company upon the retirement of Samuel J. Krasney in September 1993. He provides direction and motivation to the management of the Company's subsidiaries and is responsible for acquisitions and divestitures. The CEO formulates the goals and objectives of the Company and is responsible for implementing strategies to accomplish them. The employment agreement established Mr. Steiner's annual base salary at $250,000. In April 1995, the Committee increased Mr. Steiner's annual salary from $250,000 to $262,500, an increase of five percent. This increase was based on the Committee's determination to continue providing Mr. Steiner with a competitive salary and the fact that no increase had been given to Mr. Steiner since 1990. Mr. Steiner's employment arrangements also provide for an annual bonus award of 60% of base compensation if certain performance targets, established by the Committee and approved by the Board, are achieved. Mr. Steiner may also receive additional bonus awards if the performance targets are exceeded.

EMPLOYMENT AGREEMENTS -- OTHER EXECUTIVE OFFICERS

     The other executive officers of the Company also have existing employment agreements. The employment agreements for Messrs. Persavich and Juris were amended in fiscal 1994 to reflect the relocation of the corporate office from Cleveland, Ohio to Washington, DC. In conjunction with the relocation, the base compensation for each of Messrs. Persavich and Juris, which was established at the IPO in August 1990, was increased to reflect the current market conditions for the positions held. In fiscal 1994, an employment agreement for Mr. Wertz was established based on current market conditions for individuals in similar capacities. In April 1995, the Committee increased the base compensation of Messrs. Wertz, Persavich and Juris by five percent. These salary increases were awarded so that the base salaries of the executive officers remained competitive with other executives in similar positions. The employment agreements for Messrs. Persavich, Juris and Wertz provide for annual bonus awards of 50% of base compensation if certain performance targets, established by the Committee and approved by the Board, are achieved. Messrs. Wertz, Persavich and Juris may also receive additional bonus awards if the performance targets are exceeded.

BONUS PLAN

     The Committee believes that a substantial portion of the annual income of executive officers should be based on the financial performance of the Company for that year through a goal-based incentive compensation program ("Bonus Plan"). The objective of the program is to provide total annual income to officers that is competitive with compensation at other companies facing similar challenges, while linking the payment of compensation to the Company's achievement of certain financial goals. In fiscal 1996, bonuses awarded to the CEO and other executive officers were based on qualitative and quantitative factors, including the achievement of a number of key corporate objectives, such as: i) improved operating results, ii) startup and operation of the new Distribution Center, and iii) establishing an aggressive sales and marketing organization. In the opinion of the Committee, Mr. Steiner and the other executive officers achieved these objectives and Mr. Steiner was awarded a bonus of $157,500 and the other executive officers were awarded a bonus of $223,125, in the aggregate (representing a bonus of 50% of base compensation).

STOCK OPTION

     The Committee also administers and grants stock options under the Company's 1990 Non-Qualified and Incentive Stock Option Plan. The Committee believes that stock option grants provide a desirable long-term method of compensation because they align management's longrange interests with those of the Company and its stockholders by providing management with an opportunity to build a meaningful stake in the Company. In fiscal 1996, the Committee granted options to Mr. Steiner of 150,000 shares and the other executive officers of 105,000 shares in the aggregate, in connection with the long-term goals established by the Company. These stock options awards were granted following the expiration of previous stock option grants which were granted in 1990. Mr. Steiner had stock options for 140,000 shares that expired in fiscal 1996 and the other executive officers had stock options for 35,000 shares which expired. In addition, the Committee and the Board approved, subject to stockholder's approval at the 1996 Annual Meeting, the modification of Stock Option Award Agreements to all employees, including the executive officers, to extend the term of the Stock Option Award Agreements to seven years from the date of award. This modification was made to better align management's long-range interests with those of the Company and its stockholders.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company has a Supplemental Executive Retirement Plan for the benefit of the executive officers which provides a retirement benefit based on final average earnings and years of service. The Plan provides a maximum retirement benefit equal to the difference between sixty percent of the participant's average base salary for the last five years of employment and the participant's primary Social Security benefit.

INTERNAL REVENUE CODE SECTION 162(m)

     The Committee has considered the impact of the recently enacted provision of the Internal Revenue Code of 1986, as amended (the "Code"), which provision in certain circumstances disallows income tax deductions for compensation in excess of $1,000,000. No officer of the Company earns compensation in excess of $1,000,000. However, if this provision ever becomes applicable to the Company, the Committee intends to structure the Company's incentive compensation awards in a manner that complies with the Code's requirements to ensure full deductibility.

                                   Leonard Toboroff, Chairman
                                   Steven L. Gerard
                                   Charles M. Haar

                               PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's Common Stock compared with the cumulative return on the S&P 500 Stock Index and a Peer Group. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on March 31, 1991.

     The Peer Group is weighted according to the respective issuer's stock market capitalization on March 31, 1991, with all returns (capital gains and dividends) reinvested. The Peer Group includes one aircraft parts distributor, one airline, and the rest are companies which manufacture products for the aircraft industry. Some of the companies in the Peer Group are suppliers to and/or customers of the Company. The Peer Group consists of AAR Corp., Alaska Air Group, Inc., Curtiss-Wright Corp., Fansteel, Inc., Hexcel Corp., Hi-Shear Industries, Inc., Moog, Inc., Rohr, Inc., Trimble Navigation Ltd. and UNC Incorporated.

      Measurement Period            Banner                        S&P 500 In-
    (Fiscal Year Covered)          Aerospace      Peer Group          dex
1991                                    100.00          100.00          100.00
1992                                     74.68           87.89          108.61
1993                                     49.37           73.54          121.52
1994                                     59.49           77.63          119.93
1995                                     40.51           85.70          134.72
1996                                     59.49          126.25          173.67

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The table below sets forth as of May 31, 1996 the number of shares and percent of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of any class of Common Stock together with his address; (ii) each director and nominee; (iii) each executive officer named in the summary compensation table; and (iv) the directors and officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the persons named possess sole voting power and investment power with respect to all shares shown as beneficially owned by them.

                                                          NUMBER OF SHARES           PERCENT OF
                          NAME                            OF COMMON STOCK              CLASS
            --------------------------------              ----------------           ----------
Michael T. Alcox                                                 39,000(1)              *
Frederick W. Bradley, Jr.                                      --                       *
The Fairchild Corporation                                    13,886,477(2)              59.4%
     Washington Dulles International Airport
     300 West Service Road
     Chantilly, Virginia 22021
Steven L. Gerard                                                 10,000(3)              *
Charles M. Haar                                                  10,000(3)              *
Philippe Hercot                                                --                       *
Eugene W. Juris                                                  95,500(4)              *
Samuel J. Krasney                                                91,000                 *
Warren D. Persavich                                             148,000(5)              *
Sasco Capital                                                 1,204,100(6)               7.0%
     10 Sasco Hill Road
     Fairfield, CT 06430
Dr. Eric I. Steiner                                              12,500(3)(7)           *
Jeffrey J. Steiner                                           14,302,589(8)(9)           59.9%
     The Fairchild Corporation
     Washington Dulles International Airport
     300 West Service Road
     Chantilly, Virginia 22021
Leonard Toboroff                                                 10,000(3)              *
John C. Wertz                                                   145,000(10)             *
All directors and officers of the                            14,909,589(11)             61.0%
  Company as a group (14 persons)

- ------------

 (1) Includes stock options for 7,000 shares.

 (2) Includes shares of Common Stock owned of record by Fairchild and its subsidiaries, as follows: Fairchild Holding Corp., 5,386,477 shares; RHI Holdings, Inc., 8,488,194 shares; Banner Aerospace Holding Company II, Inc., 11,806 shares. 13,262,971 of such shares of Common Stock have been pledged by Fairchild or subsidiaries as collateral for a loan facility with Citicorp N.A. and 611,700 shares have been pledged by Fairchild or subsidiaries as collateral under an escrow agreement with BTR Dunlop Holdings, Inc., a wholly-owned subsidiary of BTR plc. In connection with the Harco Transaction (described below under "Certain Transactions") Fairchild (through its subsidiaries) was issued 4,413,992 shares on March 12, 1996 and 972,485 shares on May 5, 1996. By virtue of the Harco Transaction, Fairchild's beneficial ownership in the Company increased from approximately 47.2% (as of May 31, 1995) to 59.4% (as of May 31, 1996).

 (3) Includes stock options for 10,000 shares.

 (4) Includes stock options for 81,500 shares.

 (5) Includes stock options for 126,000 shares.

 (6) Stock ownership based on information provided by Sasco Capital as of July 1996.

 (7) The shares are held by Dr. Steiner as guardian for his minor children, and he disclaims any beneficial interest therein.

 (8) Includes 105,000 shares of Common Stock owned of record by Mr. Steiner and 3,612 shares owned by Mr. Steiner through the Company's Savings and Retirement Plan. Also includes 13,886,477 shares owned directly or indirectly by Fairchild; Mr. Steiner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 2,500 shares held by Mr. Steiner's spouse as custodian for minor children; Mr. Steiner disclaims any beneficial ownership of such shares.

 (9) Includes stock options for 305,000 shares.

(10) Includes stock options for 115,000 shares.

(11) Includes stock options for 720,000 shares.

  *   Less than 1%

     As a result of their beneficial ownership of Common Stock, Fairchild and Mr. Jeffrey J. Steiner will have a significant influence on the election of directors and any other business that may come before the meeting.

                              CERTAIN TRANSACTIONS

RELATIONSHIPS BETWEEN THE COMPANY AND FAIRCHILD

     The Company may be subject to various conflicts of interest arising out of the relationships among it, Fairchild and their respective affiliates, such as the purchase and sale of products in the ordinary course of business, the purchase and sale of a business between the two companies and a business opportunity of interest to both companies. Although no specific measures to resolve such conflicts of interest have been formulated, management of the Company has a fiduciary obligation to deal fairly and in good faith with the Company, and will exercise reasonable judgment and take such steps as they may then, under all the circumstances, deem necessary in resolving any specific conflict of interest which may occur and what, if any, specific measures such as retention of an independent advisor, independent counsel or special committee as they may determine to be necessary or appropriate under the circumstances. Fairchild is a substantial shareholder of the Company. Messrs. Jeffrey Steiner (CEO and Director of the Company), Michael Alcox (Director of the Company) and Eric Steiner (Director of the Company) are officers, directors and shareholders of Fairchild.

     The Fastener Group of Fairchild, particularly Screwcorp, Voi-Shan, Tridair and Camloc, has historically been a supplier of fasteners to the Company, and the Company also competes with them, in the sale to some end users. All transactions between the Company and Fairchild have been and will continue to be on terms that are no less favorable to the Company than those that might be obtained in arms-length transactions with unaffiliated third parties. Sales to Fairchild amounted to $48,000 and purchases from Fairchild amounted to $5,522,000 for the fiscal year ended March 31, 1996.

     The Company has entered into a lease with Fairchild to lease approximately 10,000 square feet of office space in the Fairchild building for a term of ten years with the option to terminate the lease after five years. The annual lease rate is approximately $170,000 subject to escalation. The current lease commenced on April 1, 1996 at which time the previous month-to-month lease was terminated. The Company has a letter agreement with Fairchild in which Fairchild provides tax preparation and consulting services to the Company. The agreement terminates on September 30, 1996. The annual fee for the tax services rendered is $90,875. The Company has a letter agreement with Fairchild in which Fairchild will provide legal services to the Company. This agreement is on a month-to-month basis and the Company pays Fairchild $8,950 per month. In addition, an indirect 41% affiliate of Fairchild (Shared Technologies Fairchild Telecom, Inc.), provides the Company with communication services for the office space in the Fairchild building as well as at all subsidiary locations. All services are provided in the normal course of business and are on terms that are no less favorable to the Company than those that might be obtained in arms-length transactions with unaffiliated third parties.

     Under a Tax Indemnity Agreement ("Tax Indemnity"), Fairchild has agreed to indemnify the Company from and against any federal, state, local and foreign income, franchise, withholding and alternative minimum taxes (including interest, additions to tax and penalties with respect thereto) for periods ending on or before August 2, 1990 when the sale of 52.8% of the Common Stock was sold in the IPO. The Company has agreed to pay Fairchild for any tax savings it realizes after the IPO as a result of adjustments to, or utilization of net operating loss or tax credit carryforwards attributable to, income tax returns for prior periods. Although Fairchild has agreed to indemnify the Company for taxes for periods ending on or before the IPO, the Tax Indemnity is not binding upon either the IRS or upon state, local or foreign taxing authorities, any of which are permitted to collect from the Company all relevant taxes owed by the Company and, in certain instances, by Fairchild and its subsidiaries for periods covered by the Tax Indemnity. The effectiveness of the Tax Indemnity is therefore dependent on the ability of Fairchild to pay amounts owed, if any, under the Tax Indemnity.

     As long as Fairchild owns 15% or more of the issued and outstanding Common Stock, it has the unlimited right to require the Company to use its best efforts pursuant to a Registration Rights Agreement to register, under the Agreement, all the shares of Common Stock beneficially owned by Fairchild at any time and from time to time, at Fairchild's expense. In addition, Fairchild has piggyback registration rights that are subject to certain limitations.

     Pursuant to the Stock Exchange Agreement, as of February 25, 1996, the Company acquired from a subsidiary of Fairchild all of the stock of Harco, Inc. (the "Harco Transaction"). Harco, Inc. is one of the largest distributors of aerospace self-locking nuts. In exchange for the Harco, Inc. stock, the Company issued to a Fairchild subsidiary 5,386,477 shares of Common Stock with an average market value (at the time of issuance) of $32,722,848. The Harco Transaction was approved by a special committee of the Company's Board, and was approved by the Company's stockholders at a meeting on March 12, 1996. Fairchild is the Company's largest stockholder. Mr. Jeffrey Steiner, Mr. Michael Alcox and Dr. Eric Steiner are officers, directors and stockholders of Fairchild.

     In March 1996, the Company terminated an employment agreement with a senior executive of one of its subsidiaries. In lieu of a severance payment to the former employee, Fairchild agreed to employ the former employee and the Company agreed to pay Fairchild up to $400,000 in severance and other compensation to which the employee might otherwise have been entitled.

OTHER TRANSACTIONS

     Mr. Samuel J. Krasney, a Director of the Company, entered into a sublease agreement with the Company for 1,500 square feet of office space which is a portion of what was formerly the corporate headquarters in Cleveland, Ohio. The lease term commenced on October 1, 1993 and expires on October 31, 1998. The annual rent is approximately $19,600 and is based on competitive market conditions for similar office space.

     Mr. Eugene W. Juris, an executive officer of the Company, borrowed $100,000 from the Company in conjunction with the execution of an amended employment agreement in September 1993. The note bears interest at six percent per annum and is to be repaid over five years. As of March 31, 1995, the balance of the note was $71,500. As of June 30, 1996, the balance of the note was $59,800.

     In March 1994, the Company purchased a $750,000 certificate of deposit (the "Certificate") from a foreign institution, which was subsequently forced by governmental action to cease business. As an accommodation to the Company, in December 1994, an affiliate of Mr. Jeffrey Steiner agreed to attempt to effect collection of the Certificate and, to this end, acquired the Certificate from the Company for $750,000, payable over two years. Mr. Steiner has paid the Company $500,000, but has received no payments from the issuer of the Certificate. On May 29, 1996, the Board agreed to make the last $250,000 payment conditional upon the collection of any proceeds received by the affiliate from the Certificate.

         ITEM 2 -- APPROVAL OF AMENDMENTS TO THE 1990 NON-QUALIFIED AND
        INCENTIVE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF
           COMMON STOCK AUTHORIZED TO BE ISSUED UNDER THE PLAN AND TO
             EXTEND THE PERIOD UNDER WHICH OPTIONS MAY BE EXERCISED

     The Company's 1990 Non-Qualified and Incentive Stock Option Plan (the "1990 Plan") was originally approved by the Company's stockholders prior to the Company's initial public offering. The purpose of the 1990 Plan is to encourage ownership of Common Stock by officers and key employees of the Company and its subsidiaries, to encourage their continued employment with the Company and to provide them with additional incentive to promote the success of the Company.

     There will be presented at the Annual Meeting a proposal to approve the amendments to the 1990 Stock Option Plan adopted by the Board on May 29, 1996, subject to stockholder approval. These amendments ("1996 Stock Option Plan Amendments"), which are summarized below, increase the number of shares of Common Stock authorized to be issued under the plan and extend the period under which options may be exercised. The following summary is qualified in its entirety by reference to the full text of the amended and restated 1996 Stock Option Plan set forth in the attached Exhibit A.

DESCRIPTION OF THE PLAN

     General Information. Prior to the 1996 Stock Option Plan Amendments, 1,000,000 shares of Common Stock were authorized for issuance upon exercise of stock options under the 1990 Plan, such number shall be increased to 2,000,000 shares of Common Stock under the 1996 Stock Option Plan Amendments. As of May 31, 1996, four executive officers (including directors who are officers) and approximately 100 employees were eligible to participate in the 1990 Plan, including officers and employees of Company subsidiaries. As of May 31, 1996, options to purchase 1,739,950 shares had been granted under the 1990 Plan, of which 11,633 were exercised, 563,617 lapsed before exercise, 219,750 were forfeited due to a reset of option price, and 944,950 are outstanding. Adjustments shall be made in the number and kind of shares subject to the 1990 Plan, and in the exercise price of stock options under the 1990 Plan, to reflect changes in the Common Stock as a result of corporate restructure, reclassification, merger, stock split or similar events.

     Stock Options. The 1990 Plan provides for the granting of options intended to meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), as well as the granting of options that do not meet those requirements ("Non-Qualified Stock Options"), or a combination of the foregoing. Under the 1990 Plan, options must be granted at not less than fair market value; however, Incentive Stock Options granted to participants owning more than 10% of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or parent of the Company must be granted at not less than 110% of the fair market value. The exercise price is payable in cash or, with the approval of the Stock Option Committee, in shares of Common Stock (valued at their fair market value at the date of exercise) or a combination of such stock and cash.

     Eligibility and Administration. Officers (including officers who are members of the Board) and key employees of the Company or its subsidiaries are eligible to receive Incentive Stock Options and/or Non-Qualified Stock Options under the 1990 Plan. Non-employee consultants of the Company or its subsidiaries are eligible to receive Non-Qualified Stock Options under the 1990 Plan. The 1990 Plan is administered by a committee (the "Stock Option Committee") of members of the Board of Directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1990 Plan provides that the Stock Option Committee will select those employees to whom options under the 1990 Plan will be granted and will otherwise administer the 1990 Plan, taking into account the duties of the employees, their present and potential contributions to the success of the Company and such other factors as the Stock Option Committee deems relevant in connection with accomplishing the purposes of the 1990 Plan. No stock options may be granted under the 1990 Plan after August 2, 2000. All stock options outstanding as of August 2, 2000 shall continue to be exercisable pursuant to their terms. The Board may from time to time amend the 1990 Plan, provided, however, that no amendments shall be made without stockholder approval if stockholder approval is required under Section 422A of the Internal Revenue Code or Rule 16b-3 under the Exchange Act.

     Exercise. Prior to the 1996 Stock Option Plan Amendments, each stock option granted under the 1990 Plan could be exercisable for a term of not more than five years from the date of grant; under the 1996 Stock Option Plan Amendments, stock options granted under the 1990 Plan may be exercisable for a term of not more than seven years from the date of grant. Each stock option granted prior to May 29, 1996 will be amended to increase the term from five (5) years to seven (7) years.

     Typically, a stock option granted under the 1990 Plan is exercisable only during the term of its holder's employment with the Company and for a prescribed period thereafter. In the event of an unusual corporate event such as liquidation, merger, other business combination, or acquisition or change in control of the Company, the Board, in its sole discretion, and on a case-by-case basis, may terminate options effective 90 days after the occurrence of such unusual corporate event, in which event the right to exercise such terminated options is accelerated.

     Tax Consequences. The following discussion addresses certain federal income tax consequences in connection with the 1990 Plan. State tax treatment is subject to individual state laws and is not reviewed in this discussion.

     Incentive Stock Options. An Incentive Stock Option results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. If the optionee retains the stock received as a result of an exercise of an Incentive Stock Option for at least two years from the date of the grant and one year from the date of exercise, then the gain is treated as long-term capital gain. If the shares are disposed of during this period, the options will be treated as a Non-Qualified Stock Option. The Company receives a tax deduction only if the shares are disposed of during such period. The deduction is equal to the amount of taxable income to the optionee.

     Non-Qualified Stock Options. A Non-Qualified Stock Option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

     Limit on Shares Issuable to Chief Executive Officer. Pursuant to the 1996 Stock Option Plan Amendments, the maximum number of shares of Common Stock subject to options granted under the 1990 Plan to Mr. Jeffrey Steiner, Chairman and Chief Executive Officer (including all presently outstanding options and all future options granted through August 2,
2000), shall not exceed a total of 1,700,000.

     Beneficiaries of Plan. As a result of the 1996 Stock Option Plan Amendments, the number of options available under the 1990 Plan shall be increased to 2,000,000 shares. Because awards are made on a case by case basis by the Stock Option Committee, it is not possible to determine at this time how many options are available to issuance for named executive officers. The tables in this Proxy Statement under "Executive Compensation -- Options Granted in Fiscal Year 1996" and "Executive Compensation -- Option Year End Values" summarize the outstanding options under the 1990 Plan, prior to the 1996 Stock Option Plan Amendments. As a result of the 1996 Stock Option Plan Amendments, the exercise period on all such outstanding options will be extended for an additional two years. Since future awards under the 1990 Plan (as amended) are subject to approval by the Stock Option Committee, it is not possible to determine how many stock options will be awarded to the named executive officers, to executive officers as a group, or to other employees as a group, nor the dollar value of such future stock options. Assuming that all remaining stock options presently available for award under the 1990 Plan (including the increase in options pursuant to the 1996 Stock Option Plan Amendments) were granted to executive officers only, such group would receive additional options for 1,055,050 shares of Common Stock in the aggregate. On July 1, 1996, the closing price on the New York Stock Exchange for the Common Stock was $8.00 per share, as reported in The Wall Street Journal.

          THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS TO
            THE 1990 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN.

ITEM 3 -- APPROVAL OF GRANTS OF STOCK OPTIONS TO CERTAIN NON-EMPLOYEE DIRECTORS

     At the Annual Meeting, the Stockholders will be asked to approve the grant of stock options for certain non-employee directors. On September 15, 1995, the Board of Directors authorized stock options for the following non-employee directors: (i) Frederick W. Bradley, Jr., options for 10,000 shares of Common Stock; and (ii) Philippe Hercot, options for 10,000 shares of Common Stock. Messrs. Bradley and Hercot were newly elected directors at the time of the Board's approval of such stock options. Such stock options are subject to stockholder approval and will be effective on the date of such approval. The exercise price for such stock options shall be the fair market value of the Common Stock at the time of stockholder approval of the stock options. The exercise price is payable in cash. Each stock option vests immediately, and is exercisable for a term of not more than five years from the date of stockholder approval. On July 1, 1996, the closing price on the New York Stock Exchange for the Common Stock was $8.00 per share, as reported in The Wall Street Journal.

     Tax Consequences. For federal income tax purposes, such stock options constitute Non-Qualified Stock Options. Please see discussion under Item 2 above (Approval of Amendments to the 1990 Non-Qualified and Incentive Stock Option
Plan), under caption "Tax Consequences - Non-Qualified Stock Options" for a discussion of the tax consequences of Non-Qualified Stock Options.

         THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE GRANT OF
                    STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS.

              ITEM 4 -- APPROVAL OF THE 1996 NON-EMPLOYEE DIRECTOR
                               STOCK OPTION PLAN

     At the Annual Meeting, the Stockholders will be asked to approve the 1996 Banner Aerospace, Inc. Non-Employee Director Stock Option Plan (the "1996 NED Plan"). The 1996

NED Plan is designed to maintain the Company's ability to attract and retain qualified and competent persons to serve as outside directors of the Company by providing a means whereby such persons acquire an equity interest in the Company, and to secure for the Company and its stockholders the benefit of the incentives inherent in such equity ownership by persons whose advice and counsel are important to the Company's future growth and continued success. The following summary describing material provisions of the 1996 NED Plan is qualified in its entirety by reference to the full text of the 1996 NED Plan set forth in the attached Exhibit B.

DESCRIPTION OF THE PLAN:

     Participation. Participation in the 1996 NED Plan is limited to members of the Board of Directors who are not currently, and have not been for the last three fiscal years, employees of the Company or any of its subsidiaries ("Non-Employee Directors"). Assuming that all the directors nominated in this Proxy Statement are elected at the Annual Meeting, there will be immediately after the Annual Meeting eight directors meeting the definition of Non-Employee Directors.

     Stock Option Grants. If approved by the Stockholders, the 1996 NED Plan will automatically grant (as of the date of the Annual Meeting) options for 5,000 shares of Common Stock for each Non-Employee Director ("Initial Stock Option Grant"). Each person who becomes a Non-Employee Director after the Annual Meeting shall be granted an option for 5,000 shares of Common Stock at the time such person first becomes a Non-Employee Director ("New Director Stock Option Grant"). On the date of each annual meeting following the Annual Meeting, each person elected as a director at such meeting shall be granted an option for 1,000 additional shares of Common Stock (an "Annual Stock Option Grant"), provided that such person has served as a Non-Employee Director for at least six months prior to such annual meeting.

     Shares Available Under the 1996 NED Plan. An aggregate of 150,000 shares of Common Stock will be subject to the 1996 NED Plan. Shares subject to options which terminate unexercised will be available for future option grants. No options may be granted under the 1996 NED Plan after May 29, 2006 (ten years from the date the 1996 NED Plan was adopted by the Board). All stock options outstanding as of May 29, 2006 shall continue to be exercisable pursuant to their terms. Adjustments shall be made in the number and kind of shares subject to the 1996 NED Plan, and in the exercise price of stock options under the 1996 NED Plan, to reflect changes in the Company's Common Stock as a result of corporate restructure, reclassification, merger, stock split or similar events.

     Exercise of Stock Options. Each stock option granted under the 1996 NED Plan shall expire five years after the date they were granted. If a Non-Employee Director ceases to serve as a member of the Board (other than due to death or disability), all options granted to such director under the 1996 NED Plan shall expire three months after such person ceases to be a member of the Board, or on their stated expiration date, whichever occurs first. If a Non-Employee Director ceases to serve as a member of the Board due to death or disability, all options granted to such director under the 1996 NED Plan shall expire one year from the director's death or disability, or on their stated expiration date, whichever occurs first. The exercise price for each stock option under the 1996 NED Plan shall be the fair market value of the Common Stock on the date of grant. (The date of the grant for the Initial Stock Option Grant is the date of the Annual Meeting.) The exercise price is payable in cash or, with the approval of the Stock Option Committee, in shares of Common Stock (valued at their fair market value at the date of exercise) or a combination of such stock and cash.

     Administration. The 1996 NED Plan will be administered by the Board (excluding the participation of Non-Employee Directors) or by a committee of three or more directors (excluding Non-Employee Directors) (the "Plan Administrator"). The Plan Administrator will be authorized to interpret the 1996 NED Plan but will have no discretion with respect to the selection of directors to receive options, the number of shares subject to the 1996 NED Plan or to each grant thereunder, or the purchase price for shares subject to options. The Plan Administrator shall have no authority to materially increase the benefits under the 1996 NED Plan. The Board may terminate, amend or modify the 1996 NED Plan at any time. However, any amendment or modification that increases the total amount of Common Stock on which options may be granted under the 1996 NED Plan, changes the manner of determining the option price, changes the classes of individuals eligible to receive options, changes the number of options which may be granted to each director, changes the times when such options are granted, or materially increases the benefits under the 1996 NED Plan, will require the approval of Company stockholders.

     Tax Consequences. For federal income tax purposes, options under the 1996 NED Plan constitute Non-Qualified Stock Options. Please see discussion under
Item 2 above (Approval of Amendments to the 1990 Non-Qualified and Incentive Stock Option Plan), under caption "Tax Consequences -- Non-Qualified Stock Options" for a discussion of the tax consequences of Non-Qualified Stock Options.

     Beneficiaries of Plan. If the 1996 NED Plan is approved at the Annual Meeting, the following directors will immediately receive stock options: Michael Alcox, 5,000 shares; Frederick Bradley, Jr., 5,000 shares; Steven Gerard, 5,000 shares; Charles Haar, 5,000 shares; Philippe Hercot, 5,000 shares; Samuel Krasney, 5,000 shares, Eric Steiner, 5,000 shares; and Leonard Toboroff, 5,000 shares. This constitutes stock options for an aggregate 40,000 shares of Common Stock issued to Non-Employee Directors as a group. Such stock options shall be exercisable at the fair market value of the Common Stock as of the date of the Annual Meeting. On July 1, 1996, the closing price on the New York Stock Exchange for the Common Stock was $8.00 per share, as reported in The Wall Street Journal.

     All Non-Employee Directors are entitled to receive additional options for 1,000 shares each year, up to an aggregate of 150,000 shares for all options issued under the 1996 NED Plan.

     Executive officers and management directors are not eligible to participate in the 1996 NED Plan.

             THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

              ITEM 5 -- APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     Although the bylaws of the Company do not require the submission of the election of independent public accountants to the stockholders for approval, the Board considers it desirable that its designation of independent public accountants be ratified by the stockholders. The firm of Arthur Andersen LLP, an international firm of public accountants, has audited the annual financial statements of the Company since 1990. The Board considers them to be well qualified and will ask the stockholders at the Annual Meeting to approve the designation of this firm as independent public accountants for the Company for the year ending March 31, 1997.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION
                     OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

     To the extent that information contained in this Proxy Statement is peculiarly within the knowledge of persons other than the management of the Company, it has relied upon such persons for the accuracy and completeness thereof.

                            EXPENSES OF SOLICITATION

     The cost of soliciting these proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or employees of the Company, in person or by telephone or fax. The Company will also reimburse brokerage firms and others for forwarding proxy material to beneficial owners of the Common Stock.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material to be disseminated by the Company in connection with its annual meeting for fiscal 1997 must do so no later than March 28, 1997 and such proposal must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended March 31, 1996, has previously been, or will simultaneously herewith be, furnished to stockholders of record. A copy of the Annual Report on Form 10-K of the Company for fiscal year 1996 is included with the Annual Report. THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, MAY BE OBTAINED BY ANY PERSON WITHOUT CHARGE ON WRITTEN REQUEST TO: BANNER AEROSPACE, INC., P.O. BOX 20260, WASHINGTON, DC 20041, ATTENTION: WARREN D. PERSAVICH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

                                          By Order of the Board of Directors

                                          Eugene W. Juris
                                          Secretary

                                                                       EXHIBIT A

              (Language to be added is indicated by underlining.)

                         1990 NON-QUALIFIED & INCENTIVE
                              STOCK OPTION PLAN OF
                             BANNER AEROSPACE, INC.

1.  PURPOSE OF THE PLAN.

     This 1990 Non-Qualified and Incentive Stock Option Plan of Banner Aerospace, Inc. adopted initially as of the 2nd day of August 1990, amended as of May 29, 1996, is intended to encourage key employees of the Company and its Subsidiaries, as well as officers and independent consultants who provide services to the Company or its Subsidiaries, to acquire or increase their ownership of common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Company and its Subsidiaries in the future.

2.  DEFINITIONS.

     When used herein, the following terms shall have the meaning set forth below:

        2.1 "Award" means an Option.

        2.2 "Award Agreement" means a written agreement in such form as may be, from time to time, hereafter approved by the Committee, which shall be duly executed by the Company and the Participant and which sets forth the terms and conditions of an Award under the Plan.

        2.3 "Board" means the Board of Directors of Banner Aerospace, Inc.

        2.4 "Code" means the Internal Revenue Code of 1986, as in effect at the time of reference, or any successor revenue code which may hereafter be adopted in lieu thereof, and reference to any specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

        2.5 "Committee" means the Stock Option Committee of the Board or any other committee appointed by the Board whose members meet the requirements for eligibility to serve set forth in Section 4 of the Plan which is invested by the Board with responsibility of the administration of the Plan; provided, however, that until the Board appoints the Committee, the term "Committee" shall mean the Board; and provided further that, until the date on which the Registration Statement is declared effective by the Securities and Exchange Commission, the Board may appoint a Committee whose members do not meet the requirements for eligibility to serve set forth in Section 4 of the Plan.

        2.6 "Company" means Banner Aerospace, Inc.

        2.7 "Eligible Administrators" means persons who meet the requirements of Rule 16b-3.

        2.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and reference to any specific provisions of the Exchange Act, shall refer to the corresponding provisions of the Exchange Act as it may hereafter be amended or replaced.

        2.9 "Fair Market Value" means with respect to the Company's Shares the closing price of the Shares as of the date on which the value is to be determined as reported on the New York Stock Exchange Composite Tape or such other source of quotation for, or reports of, trading activity in Shares as the Committee may from time to time select. Notwithstanding the above, (i) in the event that Shares are not then being traded on a public market, Fair Market Value shall mean the fair market value of the Shares as of the date on which the value is to be determined, as determined by the Committee in its discretion, and (ii) in the event the Shares are granted on or as of the effective date of the initial public offering pursuant to which the Company filed the Registration Statement, Fair Market Value shall mean the initial public offering price.

        2.10 "Incentive Stock Option" means an Option meeting the requirements and containing the limitations and restrictions set forth in
             Section 422A of the Code.

        2.11 "Non-Qualified Stock Option" mean an Option other than an Incentive Stock Option.

        2.12 "Option" means the right to purchase, at a price and for a term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions as the Plan and the Committee impose, the number of Shares specified by the Committee.

        2.13 "Parent" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        2.14 "Participants" means key employees of the Company or any of its Subsidiaries, as well as, officers and independent consultants who provide services to the Company or any of its Subsidiaries (including officers and independent consultants who are also members of the Board), and persons who execute letters of intent to become employees, officers or independent consultants of the Company of any of its Subsidiaries. The execution by a person becoming an officer of the Company of a consent to be named as a director-elect of the Company in the Registration Statement shall be deemed the execution of a "letter of intent" to become an officer.

        2.15 "Plan" means the 1990 Non-Qualified and Incentive Stock Option Plan of the Company, as amended from time to time.

        2.16 "Registration Statement" means the Form S-1, Registration Statement No. 33-34775, as amended from time to time, initially filed by the Company with the Securities and Exchange Commission on May 14, 1990, in connection with the Company's initial public offering of Shares.

        2.17 "Rule 16b-3" means Rule 16b-3 of the General Rules and Regulations of the Exchange Act or any successor rule or regulation.

        2.18 "Shares" means shares of the Company's $1.00 par value common stock or, if by reason the adjustment provisions contained herein any rights under an Award under the Plan pertain to any other security, such other security.

        2.19 "Subsidiary" means any corporation other than the Company in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        2.20 "Successor" means the legal representative of the estate of a deceased Participant or the other person or persons who shall acquire the right to exercise an Award by bequest or inheritance or by reason of the death of the Participant.

        2.21 "Term" means the period during which a particular Award may be exercised.

3.  STOCK SUBJECT TO THE PLAN.

     There will be reserved for use, upon the exercise of Awards to be granted from time to time under the Plan, an aggregate of two million (2,000,000) Shares, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company. Any Shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration or termination of any such Option prior to issuance of the Shares shall once again be available for issuance in satisfaction of Awards.

4.  ADMINISTRATION OF THE PLAN.

     Prior to or within thirty (30) days after the date the Registration Statement is declared effective by the Securities and Exchange Commission, the Board shall appoint the Committee, which shall consist of not less than that number of Eligible Administrators required by Rule 16b-3. Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion, to determine the Participants to whom Awards shall be granted, the number of Shares to be covered by each of the Awards, and the terms of any such Award; to amend or cancel Awards (subject to Section 17 of the Plan); to accelerate the vesting of Awards; to require the cancellation or surrender of any options previously granted under this Plan or any other plans of the Company as a condition to the granting of an Award; to interpret the Plan; and to prescribe, amend, and rescind rules and regulations relating to the Plan, and generally to interpret and determine any and all matters whatsoever relating to the administration of the Plan and the granting of Awards hereunder. After the Committee is appointed by the Board, the Board may, from time to time, appoint members to the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. After the Committee is appointed by the Board, the Board, or the Committee if the Board does not appoint a Committee member as Chairman, shall select one of the Committee members to act as Chairman of the Committee. The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. Any action of the Committee may be taken by a written instrument signed by all of the members, and any action so taken shall be fully as effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. After the Committee is appointed by the Board, the Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable and shall appoint a Secretary who shall keep minutes of its meetings and records of all action taken in writing without a meeting. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee.

5.  PARTICIPANTS TO WHOM AWARDS MAY BE GRANTED.

     Awards may be granted while the Plan is in effect to such of the Participants as the Committee, in its discretion, shall determine; provided, however, that Incentive Stock Options may only be granted to Participants who are officers or employees of the Company or any of its Subsidiaries. In determining the Participants to whom Awards shall be granted and the number of Shares to be subject to purchase under such Awards, the Committee shall take into account the services performed by the respective Participants, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

     After the Committee is appointed by the Board, no Award under this Plan shall be granted to any member of the Committee so long as his membership on the Committee continues or to any member of the Board who is not also an officer, key employee, or independent consultant (other than in his role as a member of the Board) who provides services to the Company or any Subsidiary, unless such member of the Board has executed a letter of intent to become an employee, officer or independent consultant of the Company or any Subsidiary.

6.  STOCK OPTIONS.

     6.1 Types of Options. Options granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, or (iii) a combination of the foregoing. The Committee shall designate in the Award Agreement whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option and separate Award Agreements shall be issued for each type of Option when an Incentive Stock Option and a Non-Qualified Stock Option are granted on the same date to the same Participant. Any Option which is designated as a Non-Qualified Stock Option shall not be treated by the Company or the Participant to whom the Option is granted as an Incentive Stock Option for federal income tax purposes.

     6.2 Option Price. The option price per share of any Option granted under the Plan shall not be less than the Fair Market Value of the Shares covered by the Option on the date the Option is granted.

     Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to an Participant who, at the time such Incentive Stock Option is granted, owns, as defined in Section 425 of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of:

        (i) the Company; or

        (ii) if applicable, a Subsidiary; or

        (iii) if applicable, a Parent,

then the option price per share of any Incentive Stock Option granted to such Participant shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares covered by the Option on the date the Option is granted.

     6.3 Term of Options. Options granted hereunder shall be exercisable for a Term of not more than seven (7) years from the date of grant thereof. All options shall be subject to earlier termination as provided in Section 13. Each Award Agreement issued hereunder shall specify the Term of the Option, which Term shall be determined by the Committee in accordance with its discretionary authority hereunder.

     6.4 Limit on Grant of Options. From and after May 29, 1996, the number of shares of Common Stock subject to Awards granted under the Plan to Jeffrey Steiner, Chairman and Chief Executive Officer (including all unexercised Awards outstanding as of May 29, 1996 and all Awards granted from and after May 29, 1996 through August 2, 2000), shall not exceed a total of 1,700,000 shares. Determinations under this Section shall be made in a manner consistent with
Section 162(m) of the Code.

7.  LIMIT ON FAIR MARKET VALUE OF INCENTIVE STOCK OPTIONS.

     No Participant may be granted an Incentive Stock Option hereunder to the extent that the aggregate Fair Market Value (such Fair Market Value being determined as of the date of grant of the Option) of the stock with respect to which incentive stock options are first exercisable under the terms of the Plan by any Participant during any calendar year (under all such plans of the Company and its Parent and Subsidiary corporations) exceeds the sum of One Hundred Thousand Dollars ($100,000). For purposes of the preceding sentence, options shall be taken into account in the order in which they were granted. Any Option granted under the Plan which is intended to be an Incentive Stock Option, but which exceeds the limitation set forth in this Section 7, shall be a Non-Qualified Stock Option.

8.  DATE OF GRANT.

     The date of grant of an Award granted hereunder shall be the date on which the Committee acts in granting the Award.

9.  EXERCISE OF RIGHTS UNDER AWARDS.

     A Participant entitled to exercise an Award may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Award is being exercised and any other information the Committee may prescribe. The notice shall be accompanied by payment in full of the purchase price of any Shares to be purchased, which payment may be made in cash or, with the Committee's approval, in Shares held by the Participant for more than six
(6) months, valued at Fair Market Value at the time of exercise or a combination thereof. No shares shall be issued upon exercise of an Option until full payment has been made thereof. No Award shall be exercisable prior to the three year anniversary of the date the Registration Statement is declared effective by the Securities and Exchange Commission; provided that, in the event of the death, disability (as defined in Section 22(e) (3) of the Code) or retirement at or after age sixty-five (65) of a Participant, such Participant may, if the Award Agreement so provides, exercise his Award(s) without regard to this three year limitation on exercise. All notices or request provided for herein shall be delivered to the Chief Financial Officer of the Company.

10.  RIGHTS OF AWARD HOLDER.

     The holder of an Award shall not have any of the rights of a stockholder with respect to the Shares subject to purchase under his Award, except to the extent that one or more certificates for such Shares shall be delivered to him upon the due exercise of the Award.

11.  NONTRANSFERABILITY OF AWARDS.

     An Award shall not be transferable, other than by will or the laws of descent and distribution, and an Award may only be exercised in compliance with the conditions set forth in Rule 16b-3.

12.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     In the event of changes in all of the outstanding Shares by reason of stock dividends, stock splits, recapitalization, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations or liquidations, or similar transactions or, in the event of extraordinary cash or non-cash dividends being declared with respect to the Shares, or similar transactions, the number and class of Shares available under the Plan in the aggregate, the number and class of Shares subject to Awards theretofore granted, applicable purchase prices and all other applicable provisions, shall, subject to the provisions of the Plan, be equitably adjusted by the Committee (which adjustment may, but need not, include payment in cash or in Shares in an amount equal to the difference between the then current fair market value of the Shares subject to such Award, as equitably determined by the Committee, and the price at which such Award may be exercised). The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an Award.

13.  UNUSUAL CORPORATE EVENTS.

     Notwithstanding anything to the contrary, in the case of an unusual corporate event such as liquidation, merger, reorganization (other than a reorganization as defined by Section 368(a)(1)(F) of the Code), or other business combination, acquisition or change in the control of the Company through a tender offer or otherwise, the Board may, in its sole discretion, determine, on a case by case basis, that each Award granted under the Plan shall terminate ninety (90) days after the occurrence of such unusual corporate event, but, in the event of any such termination, the Award holder shall have the right, commencing at least five (5) days prior to such unusual corporate event (and continuing until the Award terminates) to immediately exercise any Awards in full, without regard to the three (3) year limitation on exercise provided for in Section 9 of the Plan, but subject to any other limitation on the exercise of such Awards in effect on the date of exercise, to the extent they shall not have been exercised; provided, however, that no Award shall terminate prior to thirty (30) days after the first date on which such Award is exercisable pursuant to Rule 16b-3.

14.  FORM OF AWARDS.

     Nothing contained in the Plan nor any resolution adopted by the Board or the stockholders of the Company after the Committee is appointed by the Board shall constitute the granting of any Award. An Award shall be granted hereunder only by action taken by the Committee in granting an Award. Whenever the Committee shall designate a Participant for the receipt of an Award, the Secretary or the President of the Company, or such other person as the Committee shall appoint, shall forthwith send notice thereof to the Participant, in such form as the Committee shall approve, stating the number of Shares subject to Award, its Term, and the other terms and conditions thereof. The notice shall be accompanied by a written Award Agreement in such form as may from time to time hereafter be approved by the Committee, which shall have been duly executed by or on behalf of the Company. If the surrender of previously issued Awards is made a condition of the grant, the notice shall set forth the pertinent details of such conditions. Execution by the Participant to whom such Award is granted of said Award Agreement in accordance with the provisions set forth in this Plan shall be a condition precedent to the exercise of any Award.

15.  TAXES.

     The Company shall have the right to require a person entitled to receive Shares pursuant to the exercise of an Award under the Plan to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Shares before the certificate for such Shares is delivered pursuant to the Award. Furthermore, the Company may elect to deduct such taxes from any other amounts payable in cash then or any time thereafter to the Participant. If the Participant disposes of Shares acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under Sections 421 and 422A of the Code, the Participant shall so notify the Company as soon as possible after such disqualifying transaction, and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable in cash then or at any time thereafter to the Participant.

16.  TERMINATION OF THE PLAN.

     The Plan shall terminate ten (10) years from the date hereof (i.e., on August 2, 2000), and an Award shall not be granted under the Plan after that date although the terms of any Awards may be amended at any date prior to the end of its Term in accordance with the Plan. Any Awards outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms and conditions of the Award and this Plan.

17.  AMENDMENT OF THE PLAN.

     The Plan may be amended at any time and from time by the Board, but no amendment without the approval of the stockholders of the Company shall be made if stockholder approval under Section 422A of the Code or Rule 16b-3 would be required. Notwithstanding the discretionary authority granted to the Committee in Section 4 of the Plan, no amendment or cancellation of the Plan or any Award granted under the Plan shall impair any of the rights of any person, without his consent, under any Award theretofore granted under the Plan.

18.  DELIVERY OF SHARES ON EXERCISE.

     Delivery of certificates for Shares pursuant to an Award exercise may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, distribution or delivery of such Shares. The Committee may, in its sole discretion, require a Participant to furnish the Company with appropriate representations and a written investment letter prior to the exercise of an Award or the delivery of any Shares pursuant to an Award.

19.  FEES AND COSTS.

     The Company shall pay all original issue taxes (not including income taxes) on the exercise of any Award granted under the Plan and all other fees and expenses necessarily incurred by the Company in connection therewith.

20.  EFFECTIVENESS OF THE PLAN.

     The Plan first became effective when approved by the Board. The Plan was thereafter submitted to the Company's stockholders for approval, which approval was obtained.

     The Plan was amended by the Board on May 29, 1996 (the "1996 Plan Amendments"). The 1996 Plan Amendments shall thereafter be submitted to the Company's stockholders for approval and unless the 1996 Plan Amendments is approved by the affirmative votes of the holders of shares having a majority of the voting power of all shares represented at a meeting duly held in accordance with Delaware law within twelve (12) months after being approved by the Board, the 1996 Plan Amendments and all Awards made pursuant to the 1996 Plan Amendments shall be void and of no force and effect.

21.  OTHER PROVISIONS.

     As used in the Plan, and in Awards and other documents prepared in implementation of the Plan, references to the masculine pronoun shall be deemed to refer to the feminine or neuter, and references in the singular or plural shall refer to the plural or the singular, as the identity of the person or persons or entity or entities being referred to may require. The captions used in the Plan and in such Awards and other documents prepared in implementation of the Plan are for convenience only and shall not affect the meaning of any provision hereof or thereof.

                                                                       EXHIBIT B

                          1996 BANNER AEROSPACE, INC.

                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1.  PURPOSES.

     The purposes of the Banner Aerospace, Inc. Non-Employee Directors' Stock Option Plan (the "Plan") are to attract and retain qualified and competent persons for service as members of the board of directors (the "Board") of Banner Aerospace, Inc. (the "Company") by providing a means whereby such persons acquire an equity interest in the Company and to secure for the Company and its stockholders the benefit of the incentives inherent in such equity ownership by persons whose advice and counsel are important to the Company's future growth and continued success.

2.  ADMINISTRATION.

     (a) The Board (excluding participation by Non-Employee Directors) shall (i) administer the Plan, (ii) establish, subject to the provisions of the Plan, such rules and regulations as it may deem appropriate for the proper administration of the Plan, and (iii) make such determinations under, and such interpretations of, and take such steps in connection with, the Plan or the options issued thereunder as it may deem necessary or advisable.

     (b) The Board may from time to time appoint a Committee (the "Committee"), which shall be comprised of at least three members of the Board who are not Non-Employee Directors and may delegate to the Committee full power and authority to take any and all action required or permitted to be taken by the Board under the Plan, whether or not the power and the authority of the Committee is hereinafter fully set forth. The Board or the Committee, as applicable, shall hereinafter be referred to as the "Administrator".

     (c) The Administrator shall have no discretion with respect to the selection of directors to receive options, the number of shares subject to the Plan or to each Option Grant hereunder, or the purchase price for shares subject to Option Grants hereunder. The Administrator shall have no authority to materially increase benefits under the Plan.

     (d) The Administrator may establish from time to time such regulations, provisions, and procedures within the terms of the Plan as, in its opinion, may be advisable in the administration of the Plan.

     (e) The Administrator may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents on behalf of the Administrator.

3.  STOCK.

     The common stock (the "Common Stock") to be made the subject of an option under the Plan shall be the shares of Common Stock of the Company, $1.00 par value per share, whether authorized and unissued or treasury stock. The total amount of Common Stock for which options may be granted under the Plan shall not exceed, in the aggregate, 150,000 shares, subject to adjustment in accordance with the provisions of Section 12 hereof. Any shares of Common Stock which were the subject of unexercised portions of any terminated or expired options may again be subject to the grant of options under the Plan during the remaining term of the Plan.

4.  AWARD OF OPTIONS.

     (a) Options shall be granted only to directors of the Board who are not employees of the Company or who have not been employees of the Company for the past three (3) years ("Non-Employee Directors").

     (b) All options granted under the Plan shall be non-qualified options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC").

     (c) Any and all options granted under this Plan shall be granted not later than ten (10) years from May 29, 1996, the date the Plan was adopted by the Board.

     (d) Every recipient of options pursuant to this Plan shall be bound by the terms and provisions of this Plan (including the restriction on assignability of options set forth in Section 8 below); and, the acceptance of options pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

5.  NUMBER OF SHARES TO BE GRANTED.

     Each person who is a Non-Employee Director of the Company at the time of adoption of the Plan by the stockholders shall be granted an option for 5,000 shares of Stock (an "Initial Stock Option Grant") at the time of such adoption. Each person who becomes a Non-Employee Director of the Company after the adoption of the Plan by the stockholders shall be granted an option for 5,000 shares of Common Stock at the time such person first becomes a Non-Employee Director of the Company (a "New Director Stock Option Grant"). On the date of each annual meeting or special meeting in lieu of annual meeting of the stockholders of the Company, each person who continues to serve as a Non-Employee Director of the Company immediately after such meeting shall be granted an option for 1,000 additional shares of Common Stock (an "Annual Stock Option Grant"); provided that he or she has served as a Non-Employee Director for at least six months prior to such meeting. Initial Stock Option Grants, New Director Stock Option Grants and Annual Stock Option Grants are collectively referred to herein as "Option Grants". The options shall be deemed automatically granted at the times, in the amounts and at the option prices set forth herein without any further action on the part of the Administrator and the proper officers of the Company are authorized, empowered and directed to execute and deliver a confirmation of Option Grants ("Option Grant Confirmation") to reflect each such grant at the times, in the amounts and at the option prices determined in accordance with the Plan.

6.  PRICE.

     (a) In the case of an Initial Stock Option Grant, the exercise price of such Option shall be the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date the stockholders approve the Plan.

     (b) In the case of a New Director Stock Option Grant, the exercise price of such Option shall be the closing price of the Common Stock on the NYSE on the date of the New Director Stock Option Grant.

     (c) In the case of an Annual Stock Option Grant, the exercise price of such Option shall be the closing price of the Common Stock on the NYSE on the date of the Annual Stock Option Grant.

     (d) The closing price of the Common Stock, as of any particular day, shall be as reported in The Wall Street Journal; provided, however, that if the Common Stock is not listed on the NYSE on the date the option price is to be determined, the option price shall be the last price reported in The Wall Street Journal prior to the option date.

7.  TERM.

     Subject to Section 9, 10 and 20 hereof, an option will vest immediately and may be exercised by the holder thereof (a "Holder") in whole at any time, but no option may be exercised in any amount later than five (5) years from the date such option was granted.

8.  TRANSFERABILITY.

     No option may be transferable by a Holder other than by will or the laws of descent and distribution. During the lifetime of a Holder, the option may be exercisable only by such Holder. A Holder who acquires Common Stock hereunder may only transfer such Common Stock in compliance with applicable federal and state securities laws.

9.  TERMINATION OF DIRECTORSHIP.

     If, on or after the date an option is granted under the Plan, a Holder ceases to serve as a director of the Company for any reason other than death or disability (including: (i) resignation, (ii) removal as a director of the Company by the stockholders of the Company, with or without cause, or (iii) Holder's decision not to stand for reelection at the next shareholders meeting), the Holder shall have the right subject to Section 10 not later than the earlier of (A) three months after such resignation or removal or (B) the termination date of the option as set forth in the Option Grant Confirmation to exercise such option, to the extent the right to exercise such option shall have accrued at the date of such resignation or removal, except to the extent that such option theretofore shall have been exercised.

10.  DEATH OR DISABILITY.

     If a Holder dies or becomes disabled (within the meaning of Section 22(e)(3) of the IRC) while a director of the Company, the Holder, the personal representative of the Holder or the person or persons to whom the option shall have been transferred by will or by the laws of decent and distribution, or the disabled Holder, shall have the right not later than the earlier of: (i) one year from the date of the Holder's death or disability, or (ii) the termination date of the option as set forth in the Option Grant Confirmation, to exercise such option to the extent the right to exercise such option shall have accrued at the date of death or disability, except to the extent such option theretofore shall have been exercised.

11.  PAYMENT FOR STOCK.

     (a) The purchase price of Common Stock issued upon exercise of options granted hereunder shall be paid in full on the date of purchase. Payment shall be made either in cash or such other consideration as the Administrator deems appropriate, including, without limitation, Common Stock already owned by the Holder or Common Stock to be acquired by the Holder upon exercise of the option having a total fair market value, as determined by the Administrator, equal to the purchase price, or a combination of cash and Common Stock having a total fair market value, as so determined, equal to the purchase price.

     (b) Common Stock shall not be issued upon the exercise of options unless and until the aggregate amount of federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the exercise of such options have been paid or satisfied or provision for their payment and satisfaction has been made upon such terms as the Administrator may prescribe, including, without limitation, payment of any such taxes by exchanging shares of Common Stock previously owned by the Holder or acquired upon the exercise of an option.

12.  STOCK ADJUSTMENTS.

     (a) The total amount of Common Stock for which options shall be granted under the Plan and option terms (both as to the number of shares of Common Stock and the price of the option) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a Common Stock dividend on the Common Stock, a subdivision or combination of the Common Stock, or a reclassification of the Common Stock, and (in accordance with the provisions contained in the following paragraph) in the event of a consolidation or a merger in which the Company will be the surviving corporation.

     (b) After the merger of one or more corporations into the Company in which the Company shall be the surviving corporation, or after any consolidation of the Company and one or more other corporations, each Holder shall, at no additional cost, be entitled, upon any exercise of his option, to receive, in lieu of the number of shares of Common Stock as to which such option shall then be so exercised, the number and class of shares of Common Stock or other securities to which such Holder would have been entitled pursuant to the terms of the applicable agreement of merger or consolidation if at the time of such merger or consolidation such Holder had been a Holder of record of a number of shares of Common Stock equal to the number of shares for which such option may then be so exercised. Comparable rights shall accrue to each Holder in the event of successive mergers or consolidations of the character described above.

     (c) In the event of any sale of all or substantially all of the assets of the Company, or any merger of the Company into another corporation, or any dissolution or liquidation of the Company or, in the discretion of the Board, any consolidation or other reorganization in which it is impossible or impracticable to continue in effect any options, all options granted under the Plan and not previously exercised shall terminate unless exercised at least one business day before the scheduled closing of such event; provided that any such exercise or termination shall be conditioned on the closing of such transaction; and provided further that the Board may in its discretion, require instead that all options granted under the Plan and not previously exercised shall be assumed by such other corporation on the basis provided in the preceding paragraph to the extent possible or practical.

     (d) The adjustments described in this Section 12 and the manner of application of the foregoing provisions shall be determined by the Board in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

13.  RIGHTS AS A STOCKHOLDER.

     A Holder or a transferee of an option shall have no rights as a stockholder with respect to any share of Common Stock covered by such Holder's option until such Holder has become the holder of record of such share of Common Stock, and, except for stock dividends as provided in Section 12 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such share for which the record date is prior to the date on which he or she shall become the holder of record thereof.

14.  AMENDMENT AND TERMINATION.

     The Board may at any time terminate, amend or modify the Plan in any respect it deems suitable; provided, however, that no such action of the Board, without the approval of the stockholders of the Company, may: (i) increase the total amount of Common Stock on which options may be granted under the Plan,
(ii) change the manner of determining the option price,

(iii) change the class of individuals eligible to receive options, (iv) change the number of options which may be granted to each director, (v) change the times when such options are granted, or (vi) materially increase the benefits under the Plan; provided further that no amendment, modification or termination of the Plan may in any manner affect any option theretofore granted under the Plan without the consent of the then Holder. Notwithstanding the foregoing, the Plan may not be amended more than once in any six-month period except to comply with changes in the IRC, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any rules or regulations promulgated under either the IRC or ERISA.

15.  INVESTMENT PURPOSE.

     At the time of exercise of any option, the Company may, if it shall deem it necessary or desirable for any reason, require the Holder to (i) in the absence of an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), represent in writing to the Company that it is such Holder's then intention to acquire the Common Stock for investment and not with a view to the distribution thereof, or (ii) postpone the date of exercise until such time as the Company has available for delivery to the Holder a prospectus meeting the requirements of all applicable securities laws.

16.  RIGHT TO REMOVE DIRECTOR.

     Nothing contained herein or in any Option Grant Confirmation shall restrict the right of the stockholders of the Company to remove any Holder as director at any time, with or without cause, or shall constitute or be evidence of any agreement or understanding, express or implied, that the Company shall retain a director for any period of time, or at any particular rate of compensation.

17.  FINALITY OF DETERMINATIONS.

     Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Administrator shall be final and be binding and conclusive for all purposes.

18.  INDEMNIFICATION OF DIRECTORS.

     Each director of the Company, solely in his or her capacity as a director, shall be indemnified by the Company against all costs and expenses reasonably incurred by such director in connection with any action, suit or proceeding to which he or she or any of the other directors may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any option granted thereunder, and against all amounts paid in settlement thereof (provided such settlement shall be approved by independent legal counsel) or paid in satisfaction of a judgment in any such action, suit or proceeding, to the extent permitted by Delaware law. Upon the institution of any such action, suit or proceeding, a director of the Company shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such director undertakes to handle it on his or her own behalf.

19.  GOVERNING LAW.

     The Plan shall be governed by the laws of the State of Delaware.

20.  EFFECTIVE DATE.

     The Plan shall become effective upon the date of its adoption by the Board (May 29, 1996), subject to approval by the stockholders of the Company at the Annual Meeting held in September 1996. If the Plan is approved by the stockholders at such Annual Meeting, Initial

Stock Option Grants (as defined in Section 5 of the Plan) shall be issued as of such Annual Meeting date, with the exercise price determined as of such date and the expiration date for such options being five years from such date. If the Plan is not approved by the stockholders at such Annual Meeting, the Plan shall be null and void.

21.  OVERRIDE.

     With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

22.  TERMINATION OF THE PLAN.

     The Plan shall terminate ten (10) years from May 29, 1996. No Option Grants shall be granted under the Plan after such date. Any Option Grants outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms and conditions of such Option Grants.

                            BANNER AEROSPACE, INC.
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P The undersigned hereby appoints Jeffrey J. Steiner, Warren D. Persavich and Eugene W. Juris as proxies, each with the power to appoint his substitute
R and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Banner
O Aerospace, Inc. held of record by the undersigned on July 22, 1996, at the Annual Meeting of Stockholders to be held on September 13, 1996 and at any
X   adjournments of postponements thereof.

Y THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND FOR APPROVAL OF PROPOSALS 2, 3, 4 AND 5.

    PLEASE MARK, SIGN. DATE AND RETURN THIS PROXY CARD PROMPTLY.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

/X/  Please mark
     your votes as in this
     example


                                         WITHHOLD
                               FOR       AUTHORITY
1.  Election of Directors      / /         / /          Michael T. Alcox, Frederick W. Bradley, Jr.,
                                                        Steven L. Gerard, Charles M. Haar, Philippe
                                                        Hercot, Samuel J. Krasney, Warren D.
                                                        Persavich, Dr. Eric I. Steiner, Jeffrey J.
For, except vote withheld from the following            Steiner, Leonard Toboroff and John C. Wertz.
nominees(s):

- -------------------------------------------------------


                                                 FOR       AGAINST      ABSTAIN
2.  A proposal to amend the 1990                 / /         / /          / /
    Non-Qualified and Incentive Stock
    Option Plan.

3.  A proposal to approve the grant              / /         / /          / /
    of options to non-employee
    directors.

4.  A proposal to approve the 1996              / /          / /          / /
    Non-Employee Director Stock
    Option Plan.

5.  A proposal to approve the Board             / /          / /          / /
    of Directors' selection of Auditors.

6.  In their discretion, the proxies are
    authorized to vote upon such
    other business as may properly
    come before the meeting.



SIGNATURE(S):                         DATED              , 1996
             ------------------------      --------------


SIGNATURE(S):                         DATED              , 1996
             ------------------------      --------------

NOTE: Please sign exactly as name(s) appears below. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give title as such.